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                                                                    EXHIBIT d(5)


                      AIM V.I. DENT DEMOGRAPHIC TRENDS FUND
                             SUB-ADVISORY AGREEMENT

         THIS AGREEMENT is made and entered into this _______ day of _________, 1999, by and between A I M Advisors, Inc., a Delaware corporation (the "Adviser"), and H.S. Dent Advisors, Inc., a Delaware corporation (the "Sub-Adviser").

                                    RECITALS

         WHEREAS, AIM V.I. Dent Demographic Trends Fund (the "Fund") is a series of AIM Variable Insurance Funds, Inc. (the "Company"), a Maryland corporation registered under the Investment Company Act of 1940, as amended (the "1940
Act") as an open-end, diversified management investment company;

         WHEREAS, the Adviser is registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), as an investment adviser and engages in the business of acting as an investment adviser;

         WHEREAS, the Sub-Adviser is also registered under the Advisers Act, and engages in the business of acting as an investment adviser;

         WHEREAS, the Adviser expects to enter into an investment advisory agreement with the Fund (the "Investment Advisory Agreement") pursuant to which the Adviser will act as investment adviser with respect to the Fund; and

         WHEREAS, the Adviser wishes to retain the Sub-Adviser for purposes of rendering advisory services to the Adviser in connection with the Fund upon the terms and conditions hereinafter set forth;

         NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. Appointment of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to render investment research and advisory services to the Adviser with respect to the Fund under the supervision of the Adviser, and the Sub-Adviser hereby accepts such appointment, all subject to the terms and conditions contained herein. The Sub-Adviser shall use its best judgment, efforts and facilities in rendering its services as investment adviser.

2. Advisory Services. The duties of the Sub-Adviser shall be limited to the following:

         (a) Rendering investment research and advisory services to the Adviser with respect to the Fund, under the supervision of the Adviser and subject to the approval and direction of the Board of Directors of the Fund;

         (b) Analyzing and recommending appropriate industry and sector allocations and weightings for the Fund's investment portfolio, in accordance with the philosophies of Harry S.


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Dent, Jr. ("Mr. Dent") concerning industry and sector allocations based on demographic principles. The duties of the Sub-Adviser shall not include selection of specific securities within the recommended industry or sectors for purchase or sale.

         (c) Providing, on a monthly basis, recommendations of the appropriate industry and sector allocations and weightings for the Fund. The Sub-Adviser, at its sole and absolute discretion, may elect to make such recommendations more frequently based on market conditions. The Sub-Adviser shall make Mr. Dent available for discussions with respect to industry and sector allocations and weightings of the Fund upon reasonable request by the Adviser.

         (d) Providing written materials concerning industry and sector allocations and weightings for the Fund to the Board of Directors of the Company upon request by the Board.

         (e) Making Mr. Dent available to speak at promotional meetings on 25 days selected by mutual agreement of the Adviser and Sub-Adviser. Mr. Dent may agree, at his sole discretion, to appear at more than one meeting on any day upon request by the Adviser.

         (f) Making Mr. Dent available, upon request by the Adviser and subject to Mr. Dent's availability, for telephone conference calls intended to educate persons involved in distribution of the Fund's shares on the investment principles of the Fund and for other educational and promotional activities not requiring travel.

3. Control by Board of Directors. Any investment program recommended by the Sub-Adviser pursuant to this Agreement, as well as any other activities undertaken by the Sub-Adviser with respect to the Fund, shall at all times be subject to any directives of the Board of Directors of the Fund.

4. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Sub-Adviser shall at all times conform to:

         (a) all applicable provisions of the 1940 Act and Advisers Act and any rules and regulations adopted thereunder;

         (b) the provisions of the registration statement of the Fund, as the same may be amended from time to time, under the Securities Act of 1933 and the 1940 Act;

         (c) the provisions of the corporate charter and by-laws of the Fund, as the same may be amended from time to time; and

         (d) any other applicable provisions of state or federal law.


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5.       Compensation. The Adviser shall pay the Sub-Adviser, as compensation for services rendered hereunder, an amount per annum based upon the net asset value of the Fund as follows:

                             Assets                                               Basis Points
                             ------                                               ------------
                  Up to $1 billion..............................................       13

                  Over $1 billion to and including  $2 billion..................       10

                  Over $2 billion...............................................        7

         The Adviser will begin payment of such fees when the net asset value of the Fund has reached $50 million, and the fee will be paid on a monthly basis thereafter.

6. Expenses of the Fund. All of the ordinary business expenses incurred in the operations of the Fund and the offering of its shares shall be borne by the Fund unless specifically provided otherwise in this Agreement. These expenses borne by the Fund include but are not limited to brokerage commissions, taxes, legal, auditing, governmental fees, the cost of preparing share certificates, custodian, transfer and shareholder service agent costs, expenses of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, expenses relating to directors and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Fund in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to the Fund's shareholders.

7. Exclusivity. Sub-Adviser shall not render investment advice or similar services directly or indirectly to any investment company that offers or has offered its shares for sale in a public offering, other than (i) the Fund and other investment companies that are advised or distributed by A I M Management Group Inc. or its affiliates and
         (ii) unit investment trusts identified on Exhibit A to this Agreement. It is understood and agreed that Exhibit A may be amended from time to time by mutual agreement of the Adviser and Sub-Adviser and that officers or directors of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering any other services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies so long as such activity or service is unrelated to the rendering of investment advice to investment companies that offer or have offered their shares for sale in a public offering.

8. Trading Practices. The Adviser and Sub-Adviser each agree to comply with the requirement of Rule 17j-1 under the 1940 Act and that they shall not engage in any conduct or practice prohibited by said Rule.

9. Term and Approval. This Agreement shall become effective if approved by the shareholders of the Fund, and if so approved, this Agreement shall thereafter continue in force and effect for two (2) years and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually by the Fund's Board of Directors.


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10.                Termination.

         (a) This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act.

         (b) This Agreement may be terminated as follows:

                  (i) At any time, without the payment of any penalty, by the vote of the Fund's Board of Directors or by vote of a majority of the Fund's outstanding voting securities.

                  (ii) The Sub-Adviser may terminate this Agreement if the Fund does not commence a public offering of its shares on or before December 31, 1999.

                  (iii) By either party in the event that certain Servicemark License Agreement of even date herewith between Harry S. Dent, Jr. and A I M Management Group Inc. is terminated or expires.

                  (iv) By either party upon the occurrence of a material breach of the terms of the Agreement by the other party that remains uncured for a period of 30 days after notice thereof is given by the terminating party.

          (c) The party electing to terminate the Agreement under paragraph 10(b) must provide 60 days' prior written notice to the other party and to the Fund of such election. The notice provided for herein may be waived by either party.

11. Liability of Sub-Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser or any of its officers, directors or employees, the Sub-Adviser shall not be subject to liability to the Adviser for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

12. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice, with a copy to the Fund. Until further notice, it is agreed that the address of the Fund and that of the Adviser shall be Eleven Greenway Plaza, Suite 100, Houston, Texas 77046 and that of the Sub-Adviser shall be H.S. Dent Advisors, Inc., P.O. Box 914, Moss Beach, CA 94038.

13. Questions of Interpretation; Applicable Law. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Acts. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of the Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule,


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         regulation or order. Texas law shall apply to all matters of construction or interpretation of this Agreement not addressed by the 1940 Act or Advisers Act.

14. Dispute Resolution. All claims, disputes and other matters in question between the parties to this Agreement, arising out of or relating to this Agreement or the breach thereof, shall be decided by arbitration in accordance with the rules of the American Arbitration Association then in effect unless the parties mutually agree otherwise.

         (a) Any such claim, dispute, or other matter shall be submitted to one arbitrator designated by the Adviser, provided that if the Sub-Adviser objects to the Adviser's arbitrator, each of the Adviser and the Sub-Adviser will designate an arbitrator who will jointly designate a third arbitrator, and the matter shall be submitted to all three arbitrators for decision; otherwise one arbitrator shall be used. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law.

         (b) Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

         (c) The award rendered by the arbitrators shall be final, and judgement may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. The prevailing party in any arbitration under this Agreement shall be awarded its reasonable attorneys fees and costs associated with the arbitration.

         (d) The location for settlement for any and all claims, controversies or disputes arising out of or relating to this Agreement or any breach thereof when decided by arbitration shall be in Houston, Texas.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first written above.

                                                A I M Advisors, Inc.
Attest:

                                               By:
-------------------------------                   ------------------------------
      Assistant Secretary                           President

(SEAL)


Attest:                                         H.S. Dent Advisors, Inc.

                                               By:
-------------------------------                   ------------------------------
      Assistant Secretary                           President

(SEAL)


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EXHIBIT A

PERMITTED INVESTMENT COMPANY ADVISORY CLIENTS

            Name of Company                                Sponsor
            ---------------                                -------
      Roaring 2000's Unit Investment Trusts          Van Kampen Funds, Inc.